Exhibit 10.13

As of February 15, 2017

EMPLOYMENT AGREEMENT BETWEEN

DUSTIN WEBER AND ALTUS POWER AMERICA MANAGEMENT, LLC

This is an Employment Agreement between Altus Power America Management, LLC (“Altus”, “Firm” or “Employer”) and Dustin Weber (“Employee”, “you”) under the terms and conditions set forth below:

1. Position. Employee will be employed by Altus in a role which responsibilities include, but are not limited to origination and structuring of solar projects, modeling, underwriting of risk and interacting with relevant target groups (including but not limited to, property owners, off-site and on-site power owners, developers and solar construction companies), marketing Altus’ offers of clean energy to power buyers, representing Altus at conferences and industry events and engaging in and assisting in other forms of deal origination as directed by the Firm’s Management Group (as defined in the Amended and Restated Altus Power America Management, Limited Liability Company Agreement dated as of October 30, 2013). Employee will have the title of Director and will be responsible for performing all of the tasks and duties of the Director position. Employee will report to Firm’s Management Group. The Firm’s main office, and this position, are both currently located in Greenwich CT.

2. Term. The term of this Agreement shall be the 12 (twelve) month period commencing as of the date of this Agreement, and shall automatically renew for successive one year periods. Notwithstanding the foregoing, at all times, Employee is an at-will employee of the Firm.

3. Outside Employment and Conflict of Interest. During the Employment Period, Employee will devote substantially all of his or her working time, labor, skills and energies to the business and affairs of the Firm. Employee will not accept outside employment, whether as an employee or independent contractor, without the express written consent of Altus.

4. Compensation.

a. Salary. Employee will be paid One Hundred Twenty Thousand Dollars ($120,000.00) per annum, payable bi-weekly, in accordance with the Firm’s payroll practices. All monies paid to Employee or any other will be subject to applicable payroll deductions.

b. Performance-Based Cash Bonuses. Employee will be eligible to receive a performance-based cash bonus as determined by Altus (in its sole discretion), communicated to Employee prior to December 31stof the calendar year to which the bonus pertains. The performance based cash bonus will be paid in one or a series of payments on or following the first payment period of the following year.

c. Deferred Compensation and Restricted Stock Unit Awards. Occasionally, the Company may make awards, and Employee may be eligible to receive:

•	Deferred compensation, in form and substance as determined by the Firm’s Management Group (in its sole discretion), and

•

Restricted Stock Units (the “Units”) under the terms of, and as those are defined by, the APAM Holdings, LLC agreements, conditioned upon Employee’s performance, and awarded in an amount determined by Altus in its sole discretion.

Any Deferred Compensation and/or Restricted Stock Unit awards will be awarded on or about December 31st of each year and are subject to vesting schedules as determined by the Firm, and as part of any award thereof Employee agrees to be bound by terms and conditions set forth in such award agreement and applicable plan document.

5. Benefits.

a. During the Term of the Agreement, Employee shall be eligible to participate in benefit plans and programs maintained by Employer and generally made available to its employees: provided, however, that Employee is eligible to participate in such plans under the terms of the applicable plan.

b. Altus shall pay for Employee’s health and dental insurance premiums in the same form and programs as available to other Altus employees.

c. Employee shall be entitled to such other benefits that are available to staff in the sole discretion of Altus, such as group lunches, etc.

d. Paid Time Off. Employee shall be entitled to a total of Four (4) weeks’ vacation during each calendar year. If Employee does not use the entire vacation during the calendar year, then Employee shall be able to carry over one week to the next year.

6. Expenses. Employee shall be provided a copy of the Company’s expense policy. In accordance with such policy, and subject to the Firm’s budget requirements and approval/sign-off from a member of the Firm’s Management Group:

a. Employer will pay or reimburse Employee for travel, entertainment and other expenses reasonably incurred in connection with the performance of Employee’s duties.

b. Employer shall reimburse Employee for all business wireless use by Employee, including, but not limited to, cellular telephone service provided on the Company’s plan and, if approved by Firm’s Management Group, wifi and i-pad service.

c. Employee shall be provided a company credit card to be used for business related expenses.

7. Termination Due to Disability. Employee’s employment will terminate if she is determined by the Firm, in its sole discretion, to be totally and permanently disabled from continuing to perform her duties under this Agreement due to either mental or physical illness. Employer shall be furnished with acceptable medical evidence of Employee’s disability. Acceptable medical evidence shall be a written certification furnished by a physician who is satisfactory to both Employer and Employee and certifies that Employee is then incapable of performing her duties under this Agreement. If the parties cannot agree upon a physician to make the necessary examination and certification, the parties shall submit the matter to the president of the local medical society that is nearest to the place where Employee is physically located. A physician from the local medical society will be designated to make such examination and certification and this certification shall be binding. Employer shall pay for any expenses relating to said examination and certification. Employee’s employment shall be terminated as of the date of the certification. Any deferred compensation awarded under a deferred compensation plan and vested Units, if any, will be paid out in accordance with such plan.

8. Death. Upon the death of Employee while actively employed by the Employer, Employee’s accrued salary shall be determined as if the Employee’s employment terminated as of the last day of the month coincident with or next following the date of death, and any performance based cash bonus that is earned and unpaid will be paid in a lump sum payment. The deceased Employee’s salary will be paid out in accordance with the Firm’s payroll practices. Any bonus shall be paid to his/her named beneficiary, or if there be none then living, to his/her estate, within 60 days following the date of death. Deferred compensation under a deferred compensation plan and vested Units will be paid out in accordance with such plan.

9. Confidentiality. In the course of your involvement in the activities of the Firm or otherwise, you have obtained or may obtain the Firm’s trade secrets as defined under applicable law, as well as other information or material which is not generally known to the public and which: (a) is generated, collected by or utilized in the operations of the Firm’s business and relates to the actual or anticipated business, research or development of the Firm; or (b) is suggested by or results from any task assigned to you by the Firm or work performed by you for or on behalf of the Firm (“Confidential Information”).

Confidential Information shall not be considered generally known to the public if you or others improperly reveal such information to the public without the Firm’s express written consent and/or in violation of an obligation of confidentiality owed to the Firm. Examples of Confidential Information include, but are not limited to, all customer, supplier and vendor lists, budget information, contents of any database, contracts, product recipes, designs, technical know-how, pricing and cost information, performance standards, business plans, proprietary data, projections, market research, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Firm, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, you hereby undertake to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Firm or as required by law, you shall not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, employee, attorney or agent of the Firm and, in your reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Firm. Outside of your employment relationship with the Firm, you may also be, or may previously have been, privy to information that is confidential or proprietary to a third party such as a prior employer. You agree that you will not use information in any manner that would constitute a violation of any obligation to or agreement with such third party.

Confidential Information does not include any information that: (a) at the time of disclosure is, or thereafter becomes, within the public domain through no fault of yours, (b) was previously known by you as evidenced by written records, before you made such disclosure, or (c) is obtained by you from an independent source who is not under an obligation not to disclose such information.

Nothing in this Agreement shall prevent you from: (a) reporting, without prior approval from the Firm, possible violations of federal securities laws or regulations to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (b) filing a charge of discrimination with the Equal Employment Opportunity Commissions; (c) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; (d) revealing evidence of criminal wrongdoing to law enforcement, (e) testifying in any cause of action when required to do so by law, or (f) divulging Confidential Information pursuant to an order of court or agency of competent jurisdiction. However, with respect to sections (e) and (f) only of this paragraph, you shall promptly inform the Firm of any such situations and shall take such reasonable steps to prevent disclosure of Confidential Information until the Firm has been informed of such requested disclosure and the Firm has had an opportunity to respond to the court or agency.

You will not make any oral or written negative, derogatory or disparaging statement (whether or not such statement legally constitutes libel or slander), about the Firm, about any termination of your employment, or about any of the Firm’s present and former partners or employees or investors.

10. Non-Competition. In view of your importance to the Firm, you hereby agree that the Firm would likely suffer significant harm from your competing with the Firm for some period of time after your employment ends. Accordingly, you hereby agree that you will not, without the written consent of the Firm, during your Employment Period and for a period of six months after your date of termination own, manage, operate, or participate in the ownership, management, operation, or control of, provide services to, or be employed by, any Competitive Enterprise where you would (a) hold a position with responsibilities that are entirely or substantially similar to the responsibilities of any position that you held during the last twelve (12) months of your employment or affiliation with the Firm, or (b) have responsibility for or access to confidential information that is similar to or that could be further developed using that Confidential Information which you had access to during the last twelve (12) months of your employment or affiliation with the Firm, or (c) be required to apply the same or similar specialized knowledge or skills as those utilized by you in your activities with the Firm in obtaining or managing solar asset origination or existing solar assets. Upon the date of termination, the Firm may choose to have Employee subject to this non- competition section for up to six months. If the Firm chooses to inform Employee that Employee is subject to this section, then the Firm shall pay Employee his salary and health and dental benefits for as long as Employee is subject to this non-competition section or any non-competition restrictions. In no event shall the Employee be subject to this non-competition section for longer than six months from the date of his notice of termination. If the Firm does not inform Employee upon the date of his termination whether he is subject to this non-competition section or if the Firm fails to pay Employee hereunder, then the Firm shall release Employee from this section and any and all non-compete restrictions.

11. Non-Solicitation and Non-Hire.

a. You hereby agree that during the Employment Period and for a period of twelve months after your date of termination, you will not, in any matter, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing business with the Firm, or (ii) interfere with or damage any relationship between the Firm and a Client.

b. You hereby agree that during the Employment Period and for a period of 12 months after your date of termination, you will not, in any manner, directly or indirectly: (i) Solicit any Firm personnel to resign from the Firm or apply for or accept employment, partnership, membership or similar status with a Competitive Enterprise; (ii) Hire or participate in the hiring of any Firm personnel (whether as an employee consultant, or otherwise) on behalf of a Competitive Enterprise; (iii) Participate in the decision to offer Firm personnel admission into partnership, membership or similar status with a Competitive Enterprise; or (iv) Participate in the identification of Firm personnel for potential hiring or admission into partnership, membership or similar status with a Competitive Enterprise.

The Firm understands and agrees that you may have a diverse network of business relationships that pre-date your employment or affiliation with the Firm. Furthermore, the Firm understands that you will use these relationships in your work with the Firm, which will subject these relationships to the terms of the Agreement. The Firm and you agree that, notwithstanding this agreement, should your employment or other affiliation with the Firm end, you may use any pre-existing relationship for your own benefit or the benefit of other entities.

12. Survival. The obligations set forth in Sections 9, 10 and 11 above will survive, and remain binding and enforceable, notwithstanding any termination of your employment or other affiliation with the Firm and any settlement of the financial rights and obligations arising from your employment or other affiliation with the Firm.

13. Other Obligations. For a period of 90 days after your date of termination, you will take all actions and do all things that the Firm may reasonably request from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s clients with whom you worked during the term of your employment. In addition, prior to accepting employment with any other person or entity during the employment period and for a period of 12 months after your date of termination, you will provide any prospective employer with written notice of the provisions of Section 9-11above (“Covenants”).

You understand that the provisions of the Covenants may limit your ability to earn a livelihood in a business similar to the business of the Firm.

14. Licensing and Ownership. Employee and Employer agree that Employer owns any and all tangible or intangible properties developed by Employee while performing work for Employer under this Agreement. This includes any patents, designs, trademarks, copyrights or any intellectual property that may have a market value and can be marketed, sold, leased or licensed to other consultants or any other entities or individuals. This section shall survive the termination of this Agreement. However, this section shall not apply to any tangible or intangible properties developed by Employee prior to performing work for Employer under this Agreement.

15. Notice of Termination by Employee. Other than a termination due to death or disability, Altus and Employee understand and agree that Employee must provide notice to her current employer to terminate his/her current employment. Employee will have the right to terminate this Agreement at any time for any reason with 60 days’ prior written notice during the first year of this agreement. After the first year of this agreement, Employee shall have the right to terminate this Agreement at any time for any reason with 30 days’ prior written notice. Employee shall be entitled to all Units vested, if any, under applicable portions of Section 4 hereof.

16. Notice of Termination by Altus. Altus will have the right to terminate this Agreement without cause or reason as long as it provides Employee with thirty (30) days prior written notice. Employee shall be entitled to all units vested and shall receive the compensation set forth in the Severance Section.

17. Termination for Cause. Altus will have the right to terminate this Agreement with prior written notice for good cause. If the Agreement is terminated by Altus for good cause, Employee will have no right to any salary continuation. For purposes of this Agreement, “good cause” will be defined as a conviction for a felony or any theft of Altus property.

18. Arbitration.

a. Except as provided below in Section 18, any dispute or controversy arising from or relating to this Agreement will be decided by arbitration in Fairfield County in the State of Connecticut, through the American Arbitration Association (AAA) and in accordance with the rules and regulations of that Association, with costs shared equally.

b. At the request of either Altus or Employee, the arbitration proceeding will be confidential. In such case, all documents, testimony, and records will be received, heard, and maintained by the arbitrator in secrecy, available for inspection only by Altus or by Employee and by their respective attorneys and experts who will agree, in advance and in writing, that all such written or oral information will be confidential.

c. Prior to the arbitration proceeding, either party may request, within thirty (30) days of the request for arbitration, that the dispute be submitted to a single-session, non-binding mediation, with costs shared equally by Employee and Altus, before a mutually agreeable mediator. If unable to agree, the parties will follow the procedures used by AAA in selecting a mediator.

19. Remedies and Injunctive Relief. Notwithstanding anything to the contrary in Section 17 of this Agreement, if you commit a breach or threaten to breach any of the provisions of Sections 9 through 11 above, the Firm shall have the right and remedy to have the provisions of this Agreement specifically enforced through, among other remedies, a temporary, preliminary and/or permanent injunction by any court having jurisdiction over the parties and subject matter, it being acknowledged and agreed that any such breach will cause irreparable injury to the Firm in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Firm; it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Firm under law, in equity or pursuant to this Agreement.

20. Corporate Policies. Employee agrees to read and be bound by the Altus Employee Handbook and the Altus Anti-Corruption Policies in place and as modified, from time to time.

21. Severability; Modification.

a. Modification. Notwithstanding anything in this Agreement to the contrary, if, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Firm, you agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

b. Severability. Notwithstanding anything in this Agreement to the contrary, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, and incapable of being modified, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

22. Extension of Term of Covenants Following Violation. The period during which the prohibitions of Sections 10 and 11 are in effect shall be extended by any period or periods during which you are in violation of Sections 10 and/or 11.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

24. Exclusive Jurisdiction/Venue. Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement will be brought in Connecticut state court located in Fairfield County, Connecticut or the federal court of competent jurisdiction sitting in or nearest to Fairfield County, Connecticut, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Connecticut.

25. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Firm and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

26. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of the terms of this Agreement shall constitute a continuing waiver unless the continuing nature thereof is stated in writing and executed by the party granting such continuing waiver.

27. Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Firm to a person that is an affiliate or a successor in interest to substantially all of the business operations of the Firm. Upon such assignment, the rights and obligations of the Firm hereunder shall become the rights and obligations of such affiliate or successor person.

28. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts actually owed by Employee to the Firm or its affiliates.

29. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

30. Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment with the Firm or its affiliates. This provision shall survive any termination of this Agreement.

31. Withholding Taxes. The Firm may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

32. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

33. Acknowledgment of Mutual Intent. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction us to be applied against any party hereto.

34. Certain Definitions

As used herein, the following terms have the following meanings:

“Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

“Competitive Enterprise” means a business enterprise that (i) engages in or (ii) owns or controls a significant interest in any entity that engages in any solar asset origination or managing Altus’ existing solar assets that, in either case, competes anywhere with any activity in which the Firm is engaged.

“Notice Date” means the date on which either you or the Firm gives notice of the termination of your employment.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

Very truly yours,

Altus Power America Management, LLC

/s/ Lars Norell
By: Lars Norell, Managing Partner

Agreed to and accepted as of February 15, 2017

/s/ Dustin Weber